Exhibit 10.2

Sono Group N.V.

Conversion Stock Option Program 2020

December 12, 2020

- Terms and Conditions -

Table of Contents

Table of Contents		2

Recitals		3

§ 1	Effectiveness and Eligibility	4

§ 2	Grant of Conversion Stock Options	4

§ 3	Exercise Price	4

§ 4	Exercise Conditions	5

§ 5	Exercise	5

§ 6	Expiry Date of the Stock Options	5

§ 7	Limitation of Liability	5

§ 8	Taxes, Social Security and Costs	6

§ 9	Insider Trading, Black-Out Periods, Securities Law Requirements	7

§ 10	Form Requirements, Notices	8

§ 11	Data Protection	8

§ 12	Governing Law and Jurisdiction	9

§ 13	Final Provisions	9

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Recitals

(A)	In October 2017, Sono Motors GmbH (the “SM GmbH”) implemented a virtual employee stock option program (the “VESOP 2017”) to grant virtual shares to certain employees. The beneficiaries under the VESOP 2017 (the "Beneficiaries" and each a "Beneficiary") have a cash payment claim against SM GmbH of in aggregate up to 10% of the net proceeds in the event of a sale and transfer of more than 95% of the shares in SM GmbH or a sale and transfer of all of the material assets of SM GmbH (each such event, an “Exit”) (the “Cash Payment Claim”). The share in the Cash Payment Claim of each individual beneficiary under the VESOP 2017 is generally determined by the number of days such Beneficiary is in employment with SM GmbH at the time of the Exit (subject to certain exceptions on an individual basis in case of parental leave, sick leave etc.).

(B)	On 25 November 2020, all shares in SM GmbH were contributed to Sono Group N.V. (at that time: Sono Motors Finance B.V.) (the “Company” and together with SM GmbH and any other subsidiary of the Company or SM GmbH, the “Group”) in exchange for shares in the Company's capital. In connection with this reorganisation, the Company established a long-term investment plan (the “LTIP”).

(C)	The Company is pursuing an underwritten initial public offering of its ordinary shares (“Shares” and each a “Share”), which the Company expects to complete in 2021 (the “IPO”). In order to align, in light of the IPO, the interests of the Beneficiaries with the interests of the Group, the Company intends to allow the Beneficiaries to participate in a new stock option program under the LTIP (the “Conversion Stock Option Program”) upon termination by SM GmbH of such Beneficiaries' Cash Payment Claims under the VESOP 2017. The Conversion Stock Option Program will facilitate a monetisation of the Beneficiaries' Cash Payment Claim following an IPO. Each eligible Beneficiary shall be granted fully vested options for Shares representing a value which corresponds to the Cash Payment Claim of such Beneficiary (the “Conversion Stock Options”, and each individually a “Conversion Stock Option”) in exchange for the cancellation and termination of his or her Cash Payment Claim.

(D)	These terms and conditions (the “Rules”) and the LTIP together establish the rules of the Conversion Stock Option Program. These Rules, the LTIP and the applicable Grant Agreements (as defined below) together establish the terms and conditions of the Conversion Stock Options.

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§ 1
Effectiveness and Eligibility

(1)	These Rules and the Conversion Stock Option Program (including the grant of the Conversion Stock Options thereunder) shall become effective upon the closing of an IPO or a business combination of the Company with a special purpose acquisition company that is listed at the time of announcement of such business combination on an internationally recognized stock exchange, in each case resulting in gross proceeds of at least $ 100,000,000.00 for the Company (such date, the “Closing Date”).

(2)	Only those former Beneficiaries who are employees of the Company or SM GmbH as of the Pricing Date (as defined below) are eligible to receive Conversion Stock Options (each such employee, a “Participant”). The “Pricing Date” shall be the date on which the price per Share to be paid by investors in the IPO (prior to underwriting commissions, discounts and other expenses) (the “Offer Price”) on the Closing Date for the Shares purchased by them in the IPO is determined through the execution of the underwriting agreement (or a pricing agreement) between the Company and the underwriters (or their representatives) in the IPO.

§ 2
Program Volume and Grant of Stock Options

(1)	The Conversion Stock Options are granted to each Participant subject to the occurrence of the Closing Date and the execution by such Participant of a grant agreement (a “Grant Agreement”). The number of Conversion Stock Options granted to a Participant under a Grant Agreement has been set taking into account the Cash Payment Claim of such Participant in a hypothetical Exit.

(2)	The Closing Date shall be the Grant Date, as defined in the LTIP, with respect to the Conversion Stock Options.

(3)	Each Conversion Stock Option entitles the Participant holding such Conversion Stock Option to acquire one (1) Share against payment of the Exercise Price (§ 3) subject to the satisfaction of the Exercise Conditions (as defined below).

§ 3
Exercise Price

The exercise price of each Conversion Stock Option (the “Exercise Price”) shall be EUR 0.06. In the event of a share split by the Company, the Exercise Price shall be divided by the ratio of share split. In the event of a reverse share split, the Exercise Price shall be multiplied by the ratio of share split. In the event of a capital increase from own resources (including by issuing shares in the Company where the payment obligation is charged against the Company’s profits or reserves), the Exercise Price shall be adjusted accordingly, provided, however, that under no circumstance shall the Exercise Price be less than the nominal value per share to be issued upon exercise of the Conversion Stock Option.

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§ 4
Exercise Conditions

Conversion Stock Options must be exercised in accordance with the LTIP. In addition, any exercise of Conversion Stock Options by a Participant requires satisfaction of all of the following conditions (the “Exercise Conditions”):

(a)               the execution by that Participant of the applicable Grant Agreement;

(b)               the applicable Waiting Period (§ 5 (1)) has expired;

(c)               the exercise has not been temporarily suspended in accordance with § 9; and

(d)               the Expiry Date (§ 6 (1)) for the Conversion Stock Options to be exercised has not passed.

§ 5
Exercise

The waiting period after which the Conversion Stock Options may first be exercised is one (1) year commencing on the Closing Date (the “Waiting Period”).

Any exercise of Conversion Stock Options must be conducted in compliance with all applicable Insider Trading Rules (as defined in § 9 (1) below) and only during a Trading Window as defined by the Company's Insider Trading Policy (a "Trading Window").

§ 6
Expiry Date of the Stock Options

(1)	All unexercised Conversion Stock Options will expire without compensation after a period of four (4) years following the Closing Date (the “Expiry Date”), subject to paragraph (2) below.

(2)	If the Expiry Date falls outside a Trading Window, or during a Trading Window on a date which is less than five (5) Trading Days (as defined below) from the end of that Trading Window, then the Expiry Date for such Conversion Stock Options shall be the date on which the next Trading Window ends. “Trading Day” means a day other than a Saturday or Sunday or public holiday on which the primary stock exchange where the Shares are listed is open for trading.

§ 7
Limitation of Liability

(1)	The Company (nor any of its managing directors, supervisory directors, officers, employees, agents or advisors) does not:

(a)	assume any responsibility or liability for the development of the value or market price of the Shares;

(b)	warrant, assure or guarantee any increase in value of the Shares, in particular it is neither warranted, assured or guaranteed that a Participant will be able to sell his or her Shares with a profit in the future nor that no loss will be incurred; or

(c)	warrant, assure or guarantee a profit of the Participant from the Conversion Stock Option Program.

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(2)	Each Participant declares with his or her participation in the Conversion Stock Option Program that the participation is voluntary. Each Participant is aware of the fact that he or she alone bears the risk of a decrease in or total loss of value of his or her investments. Each Participant accepts the offer to participate in the Stock Option Program at his or her own risk and assumes any liability relating thereto.

(3)	Each Participant is responsible for obtaining legal, tax and any other necessary advice in connection with his or her participation in the Conversion Stock Option Program and for evaluating the tax effects connected with the Conversion Stock Option Program. Each Participant accepts and declares that he or she has not been advised by or on behalf of the Company or its managing directors, supervisory directors, officers, employees, agents or advisors with respect to his or her participation in the Conversion Stock Option Program (in particular, regarding legal and tax issues of such participation).

§ 8
Taxes, Social Security and Costs

(1)	All taxes (including payroll taxes), social security contributions, further duties and costs accrued by the Participant in connection with his or her participation in the Conversion Stock Option Program, including the cancellation and termination of his or her Cash Payment Claim, shall be borne by that Participant. Each Participant is obliged to pay taxes relating to the respective Conversion Stock Options granted/exercised under the Conversion Stock Option Program, or relating to a transfer of such options by the Participant to a third party (to the extent allowed under the LTIP), to the competent tax authorities. Each Participant shall fully indemnify the Company in respect of all such liabilities and obligations against tax authorities.

(2)	The employer of the Participant is entitled, if required by statutory law, to withhold payroll tax or any other taxes or duties or social security contributions to be paid by (or on behalf and account of) the Participant. This applies even after termination of the employment of the Participant with the Company. The Company is entitled to demand the full co-operation of the Participant even after his or her termination of employment with respect to the withholding of taxes, social security contributions, other duties and costs in connection with the Conversion Stock Option Program. Each Participant undertakes to fully co-operate with the Company.

(3)	Withholdings mentioned above do not release the Participant from his or her responsibility and obligation to pay all taxes, social contributions, further duties and costs being due and accruing in connection with his or her participation in the Conversion Stock Option Program or the grant, exercise or transfer of any Conversion Stock Options.

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§ 9
Insider Trading, Black-Out Periods, Securities Law Requirements

(1)	Any exercise of, or any other transaction in, the Conversion Stock Options (each a “Transaction”) must be conducted in compliance with (i) all applicable insider trading laws and regulations, and (ii) all provisions of any insider trading rules established by a Group company, including the Company's Insider Trading Policy ((i) and (ii) together the “Insider Trading Rules”). Each Participant is personally responsible for informing himself about, and acting in full compliance with, all applicable Insider Trading Rules. Any individual non-compliance with applicable Insider Trading Rules may lead to the imposition of civil and criminal penalties (as the case may be).

(2)	The obligation of the Company to issue any securities and to settle any awards under the Conversion Stock Option Program shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any grant to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any securities unless such securities have been properly registered pursuant to the U.S. Securities Act or unless the Company is satisfied that such securities may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the U.S. Securities Act any of the securities to be offered or sold under the Conversion Stock Option Program. The Company may restrict the transfer of securities issued pursuant to the Conversion Stock Option Program in such a manner as it deems advisable to ensure the availability, or facilitate compliance with, of any exemption from the registration requirements the U.S. Securities Act or any other applicable laws.

(3)	The Company or the Third Party Service Provider (as defined below in § 11 (1)), as the case may be, may cancel a grant under the Conversion Stock Option Program or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of securities from the public markets, the Company’s issuance of securities to the Participant, the Participant’s acquisition of securities from the Company and/or the Participant’s sale of securities to the public markets, illegal, impracticable or inadvisable. If the Company or the Third Party Service Provider, as the case may be, determines to cancel all or any portion of a grant in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate fair market value of the securities subject to such grant or portion thereof cancelled (determined by the Company as of the applicable exercise date, or the date that the securities would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or base amount or any amount payable as a condition of delivery of securities. Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such grant or portion thereof.

(4)	Notwithstanding any provision of the Conversion Stock Option Program to the contrary, in no event shall a Participant be permitted to exercise a Conversion Stock Option in a manner that the Company or the Third Party Service Provider, as the case may be, determines would violate the United States Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the U.S. Securities Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

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§ 10
Form Requirements, Notices

(1)	Any exercise notice to be delivered to the Company in connection with the Conversion Stock Option Program shall be addressed by mail to Sono Group N.V., and sent by email (attached as pdf-copy) to legal@sonomotors.com.

The Company shall communicate changes in the e-mail address set forth in the previous sentence as soon as possible to the Participants. In the absence of such communication, the address stated above shall remain in place.

(2)	Any notice to be given to a Participant in connection with the Conversion Stock Option Program may be served by being handed to him or her personally or by being sent to him or her at his or her home address or by e-mail to the e-mail address on record with the Company or SM GmbH. The Participant shall communicate changes in his or her home address or e-mail address as soon as possible to the Company.

§ 11
Data Protection

(1)	The collection, storage, usage, transfer and processing of personal information provided by the Participant to the Company or a third party employed or contracted by the Company or an affiliated company is required to administer or assist with the administration or implementation of the Conversion Stock Option Program (the “Third Party Service Provider”), solely for all purposes relating to the implementation, operation and administration of the Conversion Stock Option Program. These include, but are not limited to:

(a)	administering and maintaining Participants’ records;

(b)	providing information about the Participant to a Third Party Service Provider; and

(c)	transferring information about the Participant to a Company’s or a Third Party Service Provider’s premises in a country or territory that may not provide the same statutory protection for the information as the Participant’s home country to the extent such transfer is required to implement, operate or administer the Conversion Stock Option Program.

(2)	The Participant is entitled to a copy of the personal information held about him or her and information about the purpose of the collection, storage, usage, transfer and processing of the personal information. The Participant has the right to have the personal information corrected in case of any inaccurateness. Any rights of the Participant pursuant to the General Data Protection Regulation (Regulation EU 2016/679 of the European Parliament and of the Council of 27 April 2016) remain unaffected.

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§ 12
Governing Law and Jurisdiction

(1)	The Conversion Stock Option Program, any Conversion Stock Options granted thereunder and these Rules shall be exclusively governed by, and be construed in accordance with, the laws of the Netherlands, without regard to principles of conflicts of laws.

(2)	Any dispute, controversy or claim arising from or in connection with the Conversion Stock Option Program, any Conversion Stock Options granted thereunder or these Rules or their validity shall be settled in accordance with the jurisdiction clause contained in the LTIP.

§ 13
Final Provisions

(1)	All provisions in these Rules shall be subject to the terms and conditions of the LTIP. In case of an inconsistency between these Rules and the LTIP, the LTIP shall prevail.

(2)	In these Rules, the headings are inserted for convenience only and shall not affect the interpretation of these Rules; where a German term has been inserted in quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in these Rules. The terms “including” and “in particular” shall always mean “including, without limitation” and “in particular, without limitation”, respectively. Any reference made in these Rules to any clauses without further indication of a law, an agreement or another document shall mean clauses of these Rules.

(3)	In the event that one or more provisions of these Rules shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Company and the Participant agree to recognize and give effect to such valid and enforceable provision or provisions, which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that these Rules contain any unintended gaps.

Munich, December 12, 2020

Sono Group N.V.

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